UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 2, 2009
HARRIS STRATEX NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33278	20-5961564

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Address of principal executive offices: 637 Davis Drive, Morrisville, NC 27560

Registrant’s telephone number, including area code: (919) 767- 3250
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURE
EX-99.1

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)	On February 4, 2009, Harris Stratex Networks, Inc. (the “Company”) announced that Sarah A. Dudash, Senior Vice President and Chief Financial Officer, will resign from her position effective February 13, 2009. Under the terms of her existing employment agreement with the Company, Ms. Dudash will not receive severance payments or other termination benefits upon resignation. To ensure an orderly transition, the Company has entered into a consulting agreement with Ms. Dudash dated February 4, 2009 under which she has agreed to provide consulting services for a six-month period relating to historical financial and other information of which she has knowledge. During the transition period the Company expects to name a new Chief Financial Officer. The total amount potentially payable to Ms. Dudash under this consulting agreement is $170,000.

The board of directors of the Company has appointed Mr. Russell Mincey to be the Company’s Principal Financial Officer and Principal Accounting Officer on an interim basis, effective February 13, 2009. There are no changes to Mr. Mincey’s current compensation arrangement in connection with this interim appointment. Mr. Mincey joined the Company in July of 2008 and since has served as its Global Corporate Controller. From October of 2003 through April of 2008, Mr. Mincey served as Chief Financial Officer of the Industrial Components Division of the Carlisle companies, Inc. a diversified global manufacturing company serving the construction materials, commercial roofing, specialty tire and wheel, power transmission, heavy-duty brake and friction, foodservice, data transmission, and process systems industries. Mr. Mincey has also served in various other senior financial positions including Vice President, Chief Financial Officer of Drakaq Comteq – Alcatel a fiber optic cable manufacturer.
A copy of the related press release is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits.
The following exhibit is furnished herewith:
99.1	Press Release, issued February 4, 2009 by Harris Stratex Networks, Inc.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARRIS STRATEX NETWORKS, INC.

February 4, 2009	By:	/s/ Juan Otero

		Name:	Juan Otero
Vice President, General Counsel and Secretary